Exhibit 99.2

CORPORATE PARTICIPANTS

Steven Gerard CBIZ Inc. - Chairman, CEO

Ware Grove CBIZ Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis - Analyst

Josh Vogel Sidoti and Company - Analyst

Robert Kirkpatrick Cardinal Capital Management - Analyst

PRESENTATION

Operator

Good morning and welcome to the CBIZ First Quarter 2013 Results Conference Call. All participants will be in listen-only mode. After today’s presentation, there will be an opportunity to ask questions.

(Operator Instructions)

Please note this event is being recorded. I would now like to turn the conference over to Steven Gerard, Chairman and CEO. Please go ahead.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Thank you, Laura, and good morning, everyone, and thank you for calling in to our first quarter 2013 conference call. Before I begin my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in, however, I ask that if you have questions you hold them for after the call and we’ll be happy to discuss them at that time. This call is also being webcast and you can access the call over our website. You should have all received a copy of the release which we issued this morning, if you did not you can access it on our website as well.

Finally, please remember that during the course of the call, we may make forward looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward looking statements is contained in our SEC filings, Form 10-K, and press releases.

Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer and Ware Grove, our Chief Financial Officer.

Prior to the open today, we were very pleased to release our first quarter results. These results reflected revenue growth in each of our business segments and growth in our core businesses in terms of our operating margin. Now, admittedly significant amount of this growth came from our very successful acquisition program last year, however, we are encouraged by the trends that we see in our core business, namely our Financial Services and Employee Services group. As expected, we continue to see pressure on our MMP business, who’s continuing efforts to become more efficient have not yet been able to offset the decline in revenue.

I will, at the end, come back and talk about the market as we see it. I’d like to also thank those investors and shareholders and analysts who took part in our investor survey, we appreciate your feedback and we value the insights that we gain from it.

With that, I’d like to turn it over to Ware to give you the details of the quarter.

Ware Grove - CBIZ Inc. - CFO

Okay, good morning everyone and thanks, Steve. I also want to add my thanks to those of you who took the time to provide feedback to us through the recent investor survey. We continually invite and value your feedback informally and this survey provides us a more formal opportunity to assess how we can more effectively communicate with current share holders and with prospective investors in CBIZ. So, again, thanks for taking the time.

Now, as is our normal practice, I want to take a few minutes to run through the first quarter numbers that we released earlier this morning.

With total revenue for the first quarter at $234.8 million, this is a 6.3% increase compared with the first quarter of 2012. The acquisitions that we made in 2012, as Steve commented, had a very positive impact on our first quarter. The integration of these operations is going smoothly and the results of our newly acquired operations are in line with our expectations. Total revenue for Financial Services increased by 6.8%. Total revenue for Employee Services increased by 9.8%. Our Medical Management Professionals total revenue increased by 0.2%. And in our National Practices, the total revenue increased by 2.1%.

Looking at the operating income margin, when you eliminate the impact of accounting for the deferred compensation plan assets, gains or losses, the margin was 15.5% this year compared with 15.1% in the first quarter a year ago. So we are very pleased that we are leveraging this revenue growth and achieving higher operating margins.

And thanks to the many CBIZ associates who are working hard to serve our clients and working to successfully integrate our newly acquired operations. We are very pleased with our results for the first quarter this year and we continue to have a very positive outlook for the remainder of the year.

Now, as you look further down in the income statement, bear in mind that in the first quarter a year ago, we recorded a nonrecurring gain on the sale of our wealth management business. Excluding the impact of that gain a year ago, we recorded $0.37 earnings per share this year, compared with $0.35 per share adjusted in the first quarter a year ago.

Now, as Steve commented, with organic revenue essentially flat in the first quarter compared with a year ago, this revenue growth was a bit slower than we expected as we looked at things earlier this year. We continue to have an expectation that organic revenue growth in 2013 will improve over the 0.8% growth achieved in 2012. And there are several unique things to the first quarter this year that do lead us to this conclusion.

First of all, the tax work this year got off to a slow start in the first quarter, and I’m sure many of you have noted the reports citing IRS statistics indicating the slower pacing of returns filed in the first quarter. This adversely impacted our first quarter results in Financial Services. But as we look at the activity that occurred since March 31, we believe that we will recover this revenue through the balance of the year as client work that could to be completed during the first quarter will get done later this year. As an indicator of this delay and the impact on CBIZ, in the first quarter, one thing we have looked at is the number of tax returns that we have electronically filed on behalf of our clients. The number of returns processed in the first quarter this year was down by 16% through March 31 compared to last year. But since March 31 and then through mid-April, the number of returns processed increased by approximately 30% this year compared to last year.

Our experience in the first quarter is very consistent, but what you have likely seen reported throughout the news recently, citing the IRS statistics demonstrated in delay in the tax filing activity due to the delay in the forms being available later in the first quarter, and that is very much in line with our experience. Now, also bear in mind that during the first partner and particularly in the latter part of the quarter, our staff within our Financial Services group is at a seasonal peak workload as our staff is being fully utilized working through tax and other calendar year end related work.

Now, as you think back through the first quarter, you may also remember the series of winter storms that impacted areas of the Midwest and Northeast and resulted in widespread office and public transportation closures throughout these regions. Now, when that happens, some of the work can be done from remote sites, but when these closures happen during an already peak busy season, it is difficult to immediately replace this lost time. The client work still needs to be done, but the work gets compressed into a very short period of time and given that people are already otherwise working at full capacity during this time of year, some of the work simply gets deferred to a later date and this happened to a much greater degree this year than it did in prior years.

Now, despite these challenges, the same unit revenue for Financial Services did increase by $1 million or 0.8% in the first quarter this year compared to last year. We expect the tax related revenue loss in the first quarter will be captured in the second quarter and beyond through 2013. We continue to believe that organic growth within Financial Services will be stronger in 2013 than the 2.6% growth achieved last year in 2012. Now, as we commented several times during the second half of last year, we are continuing to invest resources in this group as we strengthen our capabilities in state and local tax planning, forensic accounting, property tax services, and also build out a more extensive team of business development managers throughout our major markets through the U.S. The incremental cost of building these resources has impacted cost by $533,000 this quarter compared with the first quarter a year ago, and that translates into 23 basis points impact on CBIZ margin in the first quarter.

Now turning to the Employee Services group, organic revenue declined by $400,000, or 0.8%, compared with a year ago. A major portion in this decline can be attributed to the timing of carrier commissions in our property and casualty area. That was received in the first quarter a year ago and we expect to receive it later this year in 2013. Beyond that, compared to the first quarter a year ago, we experienced a decline in our life insurance business. As you may remember, revenue in this area tends to be somewhat unpredictable and lumpy. Now, looking at our core employee benefits, property casualty, retirement advisory, payroll and HR consulting services, they all recorded strong results, and you will note the nice improvement in margin contributed by the Employee Services group in the first quarter this year compared with last year.

Now, with the Affordable Care Act and the upcoming impact on employers in 2014 being a topic of intense interest this year, this offered CBIZ a terrific opportunity to help both existing clients and target prospects evaluate the design of their benefit plans and develop alternative strategies, if needed. Active conversations are being held as we work with employers throughout the country to help analyze the impact of the Affordable Care Act and possible alternative courses of action. Today, within the benefits area, we have seen improving trends in client retention rates, and this is also presenting a number of new business opportunities for CBIZ.

And now, aside from the delayed timing of certain carrier commissions in the first quarter, we continue to expect good growth opportunities for our property and casualty services in 2013. And with respect to retirement advisory services, we are seeing good growth in clients and the related assets under management, both good indicators for this business.

Despite the challenges with the timing of first quarter revenue this year, on a combined basis, the core Financial Services and Employee Services same-unit revenue did increase by $600,000, or 0.3%, compared with a year ago.

Now, turning to our Medical Management Professionals business, this continues under the same pressures of lower reimbursement rates and competitive prices - pricing that we have previously outlined. Due to several one-time favorable items a year ago that impacted revenue and contribution, the first quarter this year presented a more challenging comparable. And we experienced a $1.1 million or 3.2% decline in organic revenue in the first quarter compared with a year ago. As has been the case in recent years, the number of procedures we have processed continues to grow modestly, but lower reimbursement rates offset the impact of the increase in volume.

As we have in recent years, we are continuingly working to reduce our processing costs in this business and we expect to gain further efficiencies in our cost structure throughout 2013. On a very positive note, we are seeing improving trends in our pipeline of new business opportunities compared to this time a year ago and the Promedical acquisition we closed in the fourth quarter last year is making a very positive contribution. Now, in total, as we look ahead, we expect 2013 full-year revenue for Medical Management Professionals and the related pretax contribution for this group to be flat and perhaps modestly higher than total revenue and pretax contribution in 2012.

As I commented earlier, eliminating the impact of accounting for deferred compensation plan gains or losses, the operating income margin, which measures the results I just described in the first quarter this year was 15.5% this year, compared with 15.1% for the first quarter a year ago. And as I - and as you look at our pretax margin, bear in mind the $2.5 million gain on sale reported in the first quarter a year ago. You will also note an increase in interest expense due to our higher debt levels this year that are driven by our acquisition activity that occurred throughout 2012.

Now, also as you exclude the $2.5 million non-recurring gain on the sale of our wealth management business that we recorded in the first quarter a year ago, the margin on pretax income a year ago was 13.4% and that compares with the 13.4% margin this year. You will also note that the tax rate in the first quarter was 41.7% this year, and was essentially unchanged from a year ago. We continue to expect that our full year tax rate this year will come in closer to 40% as we believe there will be some favorable adjustments to the tax rate later this year.

Share count was 49.8 million shares on a fully diluted basis at the end of the first quarter this year, and we continue to expect fully diluted share count will be approximately 50 million shares for the full year of 2013. Let me remind you that while we do have a share repurchase program authorized, our intention is to limit repurchase activity to the number of shares necessary to maintain our share count within a close range of the current levels.

Now, looking at EBITDA for the first quarter, this was $41.5 million, that was an increase of 6.6% over the first quarter a year ago. Looking at Non-GAAP earnings per share, which outline the impact of major non-cash charges on our earnings, this increased from $0.49 a year ago to $0.54 this year in the first quarter. For those of you who have inquired and want to make adjustments for capital spending against the depreciation number in this calculation, as we have done in the past, this information is readily available in the foot note under the schedule in our earnings release so you can make that adjustment if desired.

In recent years, capital spending has been significantly below depreciation expense, but we saw an increase this quarter in depreciation expense as we incurred some spending to integrate our acquisitions. Capital spending in the first quarter of 2013 was $1.7 million compared with $200,000 a year ago, and for the full year, we expect that capital spending will be within a range of $5 to 6 million.

The first quarter is seasonally a time when CBIZ normally uses cash for operating activities as client receivables are recorded within our Financial Services group and they get converted to cash later in the second and third quarters. This year, in the first quarter, we used $14 million and the balance outstanding on our unsecured bank line of credit increased from $209 million at year end to $223 million at the end of the first quarter. The remaining borrowing capacity at March 31 was $48 million beyond the amount drawn and we expect that will improve as the cash flow improves and seasonally turns positive throughout the second quarter and the balance of the year.

Now, the day sales outstanding on receivables peaks this time of year and at March 31 DSO stood at 90 days, and that compares with 90 days at the end of the first quarter a year ago. Bad debt expense in the first quarter this year was 51 basis points of revenue, compared with 33 basis points recorded in the first quarter a year ago. During the first quarter we also used $1.1 million for earn out payments on prior acquisitions. For the balance of 2013 we were planning or forecasting an additional $10 million earn out related payments with approximately $9.4 million planned for 2014 and $8.1 million planned for 2015, with an additional $2.2 million thereafter. So the total obligations right now are about $30 million over the next two to three years.

Now, after closing on nine transactions in 2012, including five transactions in the fourth quarter, we are working to efficiently integrate our recent acquisitions and we did not close any acquisitions in the first quarter of 2013. We continue to expect though that for 2013 we will close between three and five transactions and we continue to manage a very active list of potential transactions that are in various stages at this point.

So, to conclude, we continue to see stronger revenue growth opportunities for our businesses this year compared with last year, and we continue to expect a stronger rate of organic growth for CBIZ in 2013 compared with what we recorded for 2012. We continue to project total revenue growth in the 7% to 9% range over last year and we continue to project growth in earnings per share in a range of 12% to 15% over the normalized $0.58 for last year.

Now, we are also projecting EBITDA to increase by the same 12% to 15% range in 2013 over the $85.1 million recorded in 2012. And that is within a range of about $95 million to $98 million EBITDA for 2013.

So with these comments, I’ll conclude and turn it back over to Steve.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Thank you, Ware. Let me comment on a few other items. While we continue to be pleased with our first quarter results and the trends we’re seeing in the core business, I think it’s fair to cite the fact that the general economy as its facing small to mid-sized companies, is probably best described as sluggish. The original thoughts by most pundits was that we were going to see 2% to 5%, 2% to 4% growth coming out of the quarter. We’re not seeing it, and quite frankly we’re not seeing anybody else see it. So we’re comfortable with our starting point, but the general market is not as strong as we’d originally thought it was going to be.

As Ware points out, our acquisition pipeline remains very strong. We have focused our efforts on properly integrating last year’s acquisitions, but I’m comfortable that our typical three to six transactions, if not more, will get done this year.

In terms of MMP, the encouraging sign for MMP is the fact that their new business pipeline continues to be stronger than we’ve seen it before. That doesn’t mean they’ll become clients, but it’s a more positive note in their marketplace.

With that, let me stop at this point, Ware gave you a very complete overview of the quarter, and open it up for questions of our analysts and shareholders.

QUESTION AND ANSWER

Operator

(Operator instructions). And our first question comes from Jim Macdonald of First Analysis.

Jim Macdonald - First Analysis - Analyst

Good morning, guys.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Hey, Jim.

Ware Grove - CBIZ Inc. - CFO

Hi, Jim.

Jim Macdonald - First Analysis - Analyst

On the MMP, can you tell us what the rate impact has been in the quarter and what you expect it to be going forward in terms of lower rates for the whole business?

Ware Grove - CBIZ Inc. - CFO

When we look at our revenue per procedure, Jim, that’s a combination of reimbursement rates and our pricing as to how we capture revenue against that activity. It’s down in the 5% range year over year. Now, offsetting that is about a 5% to 6% increase in the number of procedures process.

Jim Macdonald - First Analysis - Analyst

And do you expect that’s going to continue through the rest of the year? Get a little bit worse as we go into the second quarter?

Ware Grove - CBIZ Inc. - CFO

Well, I think it’s going to be about the same. We’ve been very pleased to see that the number of procedures continue to increase and it’s gotten stronger a little bit over the last couple of years. We’re still kind of fighting in the headwinds of pricing and reimbursement rates. So, that kind of offsets our ability to make progress. But the 3.2% decline in the first quarter organically was more severe than I think we expect for the year.

So, as I commented earlier, when you combine the Promedical acquisition, we’re looking for results in MMP this year to be essentially flat to possibly modestly up over 2012 in total when you look at the MMP segment for us.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Yes, but Jim also, hope you don’t lose sight of the comment Ware made during his presentation on top of the pressures that the medial billing industry has witnessed over the last few years and continued this year. I’m sure you’re aware that the sequester basically cut across all parts of the reimbursement business and as Ware pointed out in his presentation a minute ago, that’s an incremental $300,000 to $400,000 of revenue and bottom line hit that we will probably take. Having said that, our expectation is with the combination of our acquisition, we expect that business to be up this year versus last year.

Jim Macdonald - First Analysis - Analyst

Okay, and moving over to Financial Services and the tax impact, thanks for the color on that. Could you just remind me on revenue recognition point of view, so if you started doing work on returns in the first quarter, I presume you would still recognize some revenue. So, is the revenue impact similar to what you presented in terms of like the return impact?

Ware Grove - CBIZ Inc. - CFO

Yes, be careful not to do a direct correlation, but when people work on engagements and they record time against those engagements, we can recognize the revenue. So, the issue is, first of all, if people can’t start work because the forms aren’t available, we don’t record time and we don’t record revenue. If people aren’t in the office due to public transportation closures or office closures, this same thing is true.

So, essentially, while some of the work gets done, if they’re already booking at 90 to 100% plus capacity to begin with, they just don’t have the capacity to make up for that lost time still within the first quarter. So, that revenue and time still needs to get recorded, still needs to get done for clients, and it’ll spill into the second quarter and beyond as we work on extensions and those returns that got filed by April 15.

Jim Macdonald - First Analysis - Analyst

And that’s an interesting comment, I mean, how much do you think will spill past April 15? I mean is it going to be massively significant this year?

Steven Gerard - CBIZ Inc. - Chairman, CEO

That’s very tough to say, because once the client realizes that they’re not going to make the April 15 filing date. Then, what tends to happen in the industry is the accountants who have been working 80 hours a week up to that point, tend to take a little bit of time off at the end of April or maybe the beginning of May and the client’s expectations are moved off.

So, it’s not clear at this point how much comes in the second quarter and how much comes in the third quarter, but we know by the end of the third quarter, well October 15th, pretty much by the end of the third quarter, most of it gets picked up and its very, very hard to determine at this point exactly where it falls in.

Jim Macdonald - First Analysis - Analyst

Okay, I’ll get back in queue, thanks.

Operator

And our next question is from Josh Vogel of Sidoti and Company.

Josh Vogel - Sidoti and Company - Analyst

Thank you, good morning guys.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Hey, Josh.

Ware Grove - CBIZ Inc. - CFO

Hi, Josh.

Josh Vogel - Sidoti and Company - Analyst

You already did a great job covering most of my questions, but I had a question about project-based work, can you just give us an example of what the project-based work is and where it trended in Q1 versus a year ago?

Ware Grove - CBIZ Inc. - CFO

Yes, you know the project-based work is a very small piece of the first quarter revenue, but we can point to a fairly significant project that happens to be in our Midwest, Kansas City region, that in fact, we expect will be greater, significantly greater this year than last year, but it all got deferred where some work - significant work was done in the first quarter last year, it’s getting deferred into the second, third and fourth quarter this year. Beyond that, I don’t know that there’s a lot we can point to, because typically the first quarter is nose down, grind out tax and year-end audit work.

Josh Vogel - Sidoti and Company - Analyst

Okay. And I know it’s still early here, but have you been having ongoing dialogue with clients regarding healthcare reform? And do you still see this as being a net positive for you over the long term?

Steven Gerard - CBIZ Inc. - Chairman, CEO

We definitely see it as a net positive. We’re probably the only company in the country that has under one roof both the employee benefits piece and the accounting and tax piece. So, we are in active conversation with not only all of our major clients, but a very, very long list of prospective clients and its all related to the Affordable Care Act. How that Act may affect them, what kind of advice they are getting and will be getting with respect to the value of the exchanges where exchanges may be applicable and how to restructure their workforce so as to eliminate the penalties of mitigate the penalties. So this is - this will continue to be in 2014 - 2013 and well into 2014, an important revenue driver for us.

We can’t quantify exactly how much it is, but we can tell from our pending client and prospect list the amount of energy that’s going into it. I think that the current confusion and the current inability of both the federal government and most state governments to define what their programs are going to look like is going to mean that this will be a topic of conversation for not only the rest of this year, but for 2014 as well.

Josh Vogel - Sidoti and Company - Analyst

Okay. That’s helpful. That’s all I have right now, thank you.

Ware Grove - CBIZ Inc. - CFO

Thank you.

Operator

(Operator instructions). And our next question is a follow up from Jim Macdonald of First Analysis.

Jim Macdonald - First Analysis - Analyst

A couple more. First I’ll follow up on the ACA question of Josh’s. So, in terms of brokerage - benefit brokerage commissions, you don’t see any change in that? You don’t see your customers moving to exchanges or something that might impact commissions?

Steven Gerard - CBIZ Inc. - Chairman, CEO

At this point, we don’t see anything significant. Most of the dialogues about exchanges have indicated that they will cover brokers - Number one. Number two, the movements of the exchanges initially are going to be for the small group - while we have a lot of small group clients, that’s really not the bulk of revenue out of our benefits business, the 80 plus percent of our revenue comes from clients above 50 lives. We don’t see that as a significant issue right now. And, in fact, given the ever increasing confusion as to what this is going to look like, we’re actually predicting a very, very, very small amount of our small group is going to move.

You may be aware that registration or enrollment for this is October 1, it’s not even January 1, it becomes effective January 1, and I can tell you with a high degree of certainty today that most jurisdictions are just not ready. So, that’s why I say, I think it’s not only an active conversation this year, but it will be next year as well.

Jim Macdonald - First Analysis - Analyst

Okay, and just some more technical things, G&A seems a bit lower than I would have expected. Is there anything special there and maybe you can give us an update on kind of lawsuit related costs?

Ware Grove - CBIZ Inc. - CFO

Yes, well first of all I’ll take your second question. The lawsuit related costs are maybe down a little bit this year over last year, not a significant piece of the G&A, but a small, small part of the G&A reduction. Then you just see a general reduction in headcount and compensation related expenses throughout as we gain efficiencies and do what we need to do.

Steven Gerard - CBIZ Inc. - Chairman, CEO

You might also be interested, Jim, among the items listed in the 10-K when we filed it was the Mortgages Limited litigation and recently we settled with one group, alleging $53 million of losses and that case was settled without a payment by CBIZ. We gave and we received a full releasable claims and I expect that will be affirmed by the courts any day now. So, as an update to the information that was in the K, just know that one part of that has been settled and as we’ve explained before, we don’t believe we belong in those suits and we believe we’re going to get out of them.

Jim Macdonald - First Analysis - Analyst

And one more technical question, the bad debt expense you mentioned was up a little bit, any reasons for that?

Ware Grove - CBIZ Inc. - CFO

No, Jim. I don’t think we see a general degradation across the board, nothing like that. We might have had a couple of specific items that we looked at where we took some reserves. You may remember that normally bad debt comes in right around 65, 75 basis points, so in the first quarter its slightly lower than that, but it was a bit higher than it was a year ago, by 20 some odd basis points.

Jim Macdonald - First Analysis - Analyst

Do they expect that to be trending back to normal this year?

Ware Grove - CBIZ Inc. - CFO

Yes, we do. We don’t see any reasons why it shouldn’t. But we have a pretty robust monthly review of aged accounts and status and update and we make those calls when we need to as we go through the year.

Jim Macdonald - First Analysis - Analyst

Okay, thanks very much.

Operator

And the next question comes from Robert Kirkpatrick of Cardinal Capital Management.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Good morning. Steve, could you talk a little bit about when you expect the drag in Financial Services from these investments to turn to neutral and then to a tailwind please?

Steven Gerard - CBIZ Inc. - Chairman, CEO

Rob, that’s under very active review. These were for the most part very experienced qualified people who joined us, but because of their prior employment agreements could not bring clients with them, so we made a heavy investment. I would certainly expect those investments to be showing positive results this year. I can’t pick a quarter. We are paying close attention to it to make sure we’ve made the right calls in each case, but I would hope the expectation when we did this was that we could be paying for this for a year or so, but once they’re in the market entrenched and know how to use the CBIZ network, we should be seeing on a quarterly basis positive returns. We haven’t seen that yet, but I’m hoping to see it this year.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

And then the $533,000 number you cited was the incremental over last year, which had some of those expenses in it last year as well, right?

Ware Grove - CBIZ Inc. - CFO

That is correct. Remember they ramped up throughout the year last year. So, the quarter over quarter was $533,000, you’re right.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Super. Thank you so much gentlemen.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Okay, Rob.

Operator

(Operator instructions). And showing no further questions, I would like to turn the call back over to management for any closing remarks.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Yes, thank you so much. I’d like to thank everybody for calling in and listening, to our staff who I know listens in - we’re off to a good start this year. Any time we can report growth in revenue and growth in earnings per share on a consistent basis, that’s important. There’s a lot of work ahead of us, but as most of you know, this year is a year of our time in terms of opportunities in the marketplace. So I thank you for your hard work and your dedication to CBIZ and look forward to being able to report even better results in the second quarter. With that, I thank you all.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.